Exhibit 99.2

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Updated Feasibility Study for the Paredones Amarillos Gold Project, Mexico

Denver, Colorado September 26, 2005 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the results of an updated preliminary feasibility study for the Paredones Amarillos gold project in Baja California Sur, Mexico. A feasibility study was previously completed by Echo Bay Mines in 1997.   The updated study was issued on September 23, 2005, by Mine Development Associates (MDA) of Reno, Nevada, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines, under the supervision of Mr. Neil Prenn, P. Eng., a Qualified Person. MDA was assisted in the effort by Resource Development Incorporated (RDi) of Wheat Ridge, Colorado, in metallurgical testing and process redesign, and by WLR Consulting (WLR) of Lakewood, Colorado, in mine design.

Proven and probable mineral reserves were determined within a proposed open pit mine, which was designed employing a Lerchs-Grossmann optimization technique based on U.S. $400 per ounce gold price. The results are summarized in the following table.

Paredones Amarillos Mineral Reserve Estimate

(0.38 g/t gold internal cutoff grade)

	Ore Tonnes	Gold Grade	Contained Gold Ounces	Waste Tonnes	Strip Ratio
	(000’s)	(Fire Assay g/t)		(000’s)	(Waste : Ore)
Proven	11,699	1.11	419,000
Probable	37,247	0.97	1,158,000
Totals	48,946	1.00	1,577,000	170,292	3.48

The capital and operating costs were estimated by MDA with the assistance of RDi and WLR. Mining plans were prepared and a schedule generated detailing annual production of ore and waste, by WLR. Appropriate mining equipment was selected and requirements estimated for the proposed life of the operation. RDi completed metallurgical test work and process plant design for the proposed 11,000 tonne per day flotation/leach plant. The proposed flow sheet is estimated to achieve a 90% process recovery on gold and to minimize process water and tailings disposal expense. The plant is designed to produce an average of 113,000 gold ounces per year over 12.5 years.

Using a gold price of U.S. $400 per ounce, the estimated pretax rate of return was 4% and the undiscounted cash flow was estimated to be U.S. $37 million. Sensitivity analyses show the estimated pretax rate of return rises to 12% and the estimated undiscounted cash flow rises to U.S. $122 million at a gold price of U.S. $460.

An alternate mining plan was designed to enhance the return on investment. The smaller mine operation improved the estimated pretax rate of return at a gold price of U.S. $400 per ounce to 7% and the estimated undiscounted cash flow to U.S. $41 million. At a gold price of U.S. $460 per ounce, the estimated pretax rate of return was 17% and the estimated undiscounted cash flow was U.S. $107 million.

The resource model used to estimate the mineral reserves was reported by the Corporation in a press release dated August 29, 2002, based on an independent technical report prepared by Snowden Mining Industry Consultants of Vancouver, British Columbia, in compliance with Canadian National Instrument 43-101. According to the report, dated August 20, 2002, the gold resources above a 0.5 grams gold per tonne cut-off at the Paredones Amarillos project are:

Paredones Amarillos Resource Estimate	Tonnes	Gold Grade	Ounces of Gold
(0.5 g/t Au cutoff)	(000’s)	(g/t)	(000’s)
Measured resources (1)	11,498	1.17	431
Indicated resources (1)	44,170	1.02	1,451
Total measured and indicated resources (1)	55,668	1.05	1,882

Inferred resources (2)	5,495	0.79	140

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured and indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. Mineral resources that are not “mineral reserves” do not have demonstrated economic viability.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

Mike Richings, President and CEO, commented, “Our strategy to acquire out-of-the-money gold resources and hold them for higher gold prices while improving the economics through re-engineering is beginning to show positive results as at Paredones Amarillos. This updated prefeasibility study showed an increase in proven and probable reserves of 290,000 gold ounces and indicates an attractive economic return at current gold prices.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, and the Awak Mas deposit in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com